UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2006
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5075 Westheimer
Suite 890
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 14, 2006, in accordance with (and in connection with the consummation of the transactions contemplated by) the Stock Purchase Agreement dated as of April 27, 2006 (the “Stock Purchase Agreement”), by and among Allis-Chalmers Energy Inc. (the “Company”), Bridas International Holdings, Ltd. (“BIH”), Bridas Central Company, Ltd. (“BCC”) and Associated Petroleum Investors Limited (“Associated” and together with BIH and BCC, the “Investors”), pursuant to which the Company has heretofore agreed to purchase, and the Investors have heretofore agreed to sell, all of the outstanding capital stock of DLS Drilling Logistics and Services Corporation, a British Virgin Islands international business company (“DLS”), the Company entered into an Investors Rights Agreement with the Investors. Pursuant to this agreement, the Company agreed to (i) grant the Investors the right to designate two nominees for election to the Company’s board of directors (the “Board”), (ii) support the nominations of the persons designated by the Investors, and (iii) use its best efforts to cause the Board (and the Company’s nominating committee, if any) to recommend the inclusion of such persons in the slate of nominees recommended to stockholders for election as directors at each annual meeting of stockholders of the Company. In addition, the Company agreed, as reasonably as practicable after the closing of the Stock Purchase Agreement (described below in Item 2.01), to file with the Securities and Exchange Commission (the “SEC”) a registration statement on appropriate form relating to the registration of the offer and sale by the Investors of an aggregate of 2.5 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued to the Investors pursuant to the Stock Purchase Agreement.
The Investors Rights Agreement is attached as an exhibit hereto and is incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On August 14, 2006, the Company completed its acquisition of all of the outstanding capital stock of DLS from the Investors, pursuant to the Stock Purchase Agreement, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2006 (the “April 28 8-K”). The information included in, or incorporated by reference into, Items 1.01 and 8.01 of the April 28 8-K (including without limitation Exhibit 99 to the April 28 8-K) is incorporated by reference into this Item 2.01 of this Current Report on Form 8-K. The net proceeds from the concurrent sale by the Company of $95,000,000 aggregate principal amount of its 9.0% Senior Notes due 2014 and public offering of 3,450,000 shares of its Common Stock were used to pay the purchase price for the acquisition of DLS.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Pursuant to the Stock Purchase Agreement, described above in Item 2.01, and the Investors Rights Agreement, described above in Item 1.01, which information is incorporated in this Item 5.02 by reference, Thomas O. Whitener and Jens H. Mortensen (collectively, the “Former Directors”) resigned as directors of the Company, effective as of August 14, 2006. Prior to his resignation, Mr. Whitener served as Chairman of the Company’s Compensation Committee and was a member of the Company’s Nominating Committee. The resignations of the Former

Directors were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.
Effective as of August 14, 2006, pursuant their rights as set forth in the Investors Rights Agreement, the Investors designated Alejandro Pedro Bulgheroni and Carlos Alberto Bulgheroni as nominees to fill the vacancies of the Former Directors and serve as members of the Board. In accordance with the provisions of the Investors Rights Agreement, the Board appointed Alejandro Pedro Bulgheroni and Carlos Alberto Bulgheroni to the Board upon receipt of the nominations.
Alejandro Pedro Bulgheroni and Carlos Alberto Bulgheroni indirectly beneficially own substantially all of the outstanding capital stock of the Investors and, as a result, have a material interest in the transactions contemplated by the Stock Purchase Agreement and the Investors Rights Agreement, including without limitation the Company’s acquisition of DLS. Alejandro Pedro Bulgheroni indirectly beneficially owns approximately 1.5 million shares and Carlos Alberto Bulgheroni indirectly beneficially owns approximately 1.0 million shares, in each case, out of the 2.5 million shares of Common Stock issued to the Investors.
Item 7.01. Regulation FD Disclosure.
On August 14, 2006, the Company issued a press release announcing the successful closing of the DLS acquisition described in Item 2.01 of this Current Report on Form 8-K. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The Company intends to provide the financial statements of DLS for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form 8-K.
(b) Pro Form Financial Information.
The Company intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form 8-K.
(d) Exhibits

Exhibit
Number	Description

10.1*	Investors Rights Agreement, dated August 14, 2006, by and among the Company, Bridas International Holdings, Ltd., Bridas Central Company, Ltd. and Associated Petroleum Investors Limited.

99.1*	Press Release, dated August 14, 2006.

* Filed herewith

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: August 14, 2006	By:	/s/ Victor M. Perez
		Name:	Victor M. Perez
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1*	Investors Rights Agreement, dated August 14, 2006, by and among the Company, Bridas International Holdings, Ltd., Bridas Central Company, Ltd. and Associated Petroleum Investors Limited.

99.1*	Press Release, dated August 14, 2006.

* Filed herewith